Exhibit 10.10

PRIVIA HEALTH GROUP, INC.

2021 OMNIBUS INCENTIVE PLAN

NOTICE OF STOCK OPTION AWARD

[DATE]

Privia Health Group, Inc., a Delaware corporation (the “Company”), has granted the individual listed below as the Participant, effective as of the Grant Date (as set forth below), an award (the “Award”) of the number of Non-Qualified Stock Options (the “Options”) to purchase shares of the Company’s common stock (the “Shares”) under the Privia Health Group, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”). The Award is subject to the terms and conditions set forth in this award grant letter (this “Grant Letter”) and the Stock Option Award Agreement attached hereto as Exhibit A (including all exhibits and appendices thereto) (the “Award Agreement” and, together with this Grant Letter, this “Agreement”).

Unless otherwise defined in this Agreement, capitalized terms shall have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to the Participant, the provisions of the Plan will prevail.

AWARD TERMS

Participant:	[●]

Number of Shares Subject to Options:	[●]

Per Share Exercise Price:	[●]

Grant Date:	[●], 2021 (the “Grant Date”)

Vesting:	Subject to the terms and conditions of the Award Agreement, the Options shall vest 33.33% on the 24 month anniversary of the Grant Date, 33.33% on the 36 month anniversary of the Grant Date and 33.34% on the 48 month anniversary of the Grant Date (each, a “Vesting Date”); provided that, unless otherwise set forth in the Award Agreement, the Participant does not experience a Termination of Service at any time prior to the applicable Vesting Date.

Please review this Agreement and let us know if you have any questions about this Agreement, the Award or the Plan. You are advised to consult with your own tax advisors in respect of any tax consequences arising in connection with this Award.

If you have questions please contact Kristen Hall, the Company’s Deputy General Counsel, via email at kristen.hall@priviahealth.com. Otherwise, please provide your signature, address and the date for this Agreement where indicated below.

EXHIBIT A

PRIVIA HEALTH GROUP, INC.

2021 OMNIBUS INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (together with all exhibits, schedules and appendices hereto, this “Award Agreement”), dated as of the date of the Grant Letter, is by and between the Company, and the individual listed in the Grant Letter as the Participant.

WHEREAS, the Company hereby grants the Award to the Participant under the Plan, and the Participant hereby accepts the Award, in each case, subject to the terms and conditions of the Plan and this Agreement; and

WHEREAS, by accepting the Award and entering into this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.    Grant of Option. The Company hereby grants to the Participant on the Grant Date an option to purchase all or any part of the number of Shares set forth in the Grant Letter (“Option Shares”) at the per share exercise price set forth in the Grant Letter, subject to the terms and conditions of the Plan and this Agreement (the “Option”). This Award is granted under the Plan, the provisions of which are incorporated herein by reference and made a part of this Agreement. The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended.

2.    Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:

(a)    Vesting of Award. Subject to Sections 3[, 4 and 10], the Option shall vest and become non-forfeitable and exercisable in accordance with the vesting schedule set forth in the Grant Letter.

(b)    Term of Option. The term of the Option shall expire at close of the principal stock market or exchange on which the Shares are quoted or traded on the tenth (10th) anniversary of the Grant Date, unless terminated earlier in accordance herewith. In no event may any portion of the Option be exercised after it has expired.

(c)    Manner of Exercise; Exercise Payment. The Participant may, subject to the limitations in this Agreement and the Plan, exercise all or any portion of the Option that has vested. In order to exercise the Option, the Participant shall deliver to the Company a written notice specifying the number of Option Shares to be purchased. Full payment for Option Shares purchased upon the exercise of an Option shall be made by the Participant via cashless exercise, such that subject to the other terms and conditions of the Award and the Plan, the Company shall deliver to the Participant Shares having a Fair Market Value, as of the date of exercise, equal to the excess, if any, of (a) the Fair Market Value of such Shares on the date of exercise of the Option over (b) the sum of (i) the aggregate Option Price (as defined below) for such Shares, plus (ii) the applicable Withholding Obligation (as defined below) for such exercise; provided that, in connection with a cashless exercise that would not result in the issuance of a whole number of Shares, the Company shall withhold cash that would otherwise be payable to the Participant from its regular payroll or the Participant shall deliver cash or a certified check payable to the order of the Company for the balance of the Option Price for a whole Share to the extent necessary to avoid the issuance of a fractional Share or the payment of cash by the Company. The Committee may, in its discretion, permit the Participant to pay all or part of the Option Price or the Withholding Obligation in cash. For purposes of this section, “Option Price” shall mean the amount equal to the product of the Exercise Price multiplied by the number of shares that the Participant intends to exercise and “Withholding Obligation” shall mean the amount at least equal to the aggregate minimum taxes which the Company is obligated to withhold and deposit on behalf of the Participant, with respect to such exercise.

(d)    No Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to the Shares underlying the Option, including, but not limited to, the right to vote and to receive dividends, unless and until the Participant becomes the record owner of the Shares.

(e)    Restrictions on Transferability. Except as permitted by the Plan or as may be permitted by the Committee, (i) neither this Award nor any right under this Award shall be assignable, alienable, saleable or transferable by the Participant otherwise than by will or pursuant to the laws of descent and distribution or to a designated Beneficiary and (ii) during the Participant’s lifetime, this Award, and each right under this Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. This provision shall not apply to any portion of this Award that has been fully exercised and shall not preclude forfeiture of any portion of this Award in accordance with the terms herein.

(f)    No Right to Continued Service. The grant of an Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any of its Affiliates. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Agreement.

(g)    No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

3.    Termination of Service. Except as otherwise provided in the Plan [or in Section 4 below], in the event of the Participant’s Termination of Service for any reason prior to the date on which the Option otherwise becomes vested, the unvested portion of the Option shall immediately be forfeited by the Participant, without any payment or consideration being due to the Participant.

4.    Vesting Acceleration Upon Termination Without Cause or for Good Reason. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of the Participant’s Termination of Service by the Company without Cause or by the Participant for Good Reason, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company and its Affiliates, any unvested Options that otherwise would have become vested on a Vesting Date occurring within twelve (12) months of the date of the Participant’s Termination of Service shall become vested as of the date of the Participant’s Termination of Service.]

5.    Exercise Following Termination of Service

(a)    Death. If the Participant’s Termination of Service is due to the Participant’s death, all or any part of the Option which was exercisable by the Participant immediately prior to the Participant’s death may be exercised by the Participant’s designated Beneficiary, the Participant’s estate or the person to whom such Option is transferred by will or the applicable law of descent and distribution, at any time before the earlier of (i) the twelve (12) month anniversary of the date of death and (ii) the time such Option would otherwise expire. To the extent the Option was not exercisable on the date of the Participant’s death, such portion of the Option shall terminate.

(b)    Disability. If the Participant’s Termination of Service is by the Company due to Participant’s Disability, any Option held by the Participant at the time of such termination may be exercised by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative, at any time before the earlier of (i) the twelve (12) month anniversary of the date of the

Participant’s Termination of Service and (ii) the time such Option would otherwise expire. To the extent the Option was not exercisable on the date of the Participant’s Termination of Service, such portion of the Option shall terminate. For purposes of this Award Agreement, “Disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to engage in any substantial gainful activity, where such impairment is likely to result in death or can be expected to last for a continuous period of not less than 12 months, as determined reasonably and in good faith by the Committee.

(c)    For Cause. If the Participant’s Termination of Service is by the Company for Cause, any Options held by the Participant shall be immediately cancelled and may not thereafter be exercised, even if exercisable on the date of such Termination of Service.

(d)    Without Cause; Voluntary Resignation.

[TIER I: If the Participant’s Termination of Service is by the Company without Cause (other than due to death or Disability) or a voluntary resignation by the Participant for Good Reason, the Option held by the Participant at the time of such Termination of Service, to the extent vested at such time, may be exercised at any time before the earlier of (i) one hundred eighty (180) days following the date of the Participant’s Termination of Service and (ii) the time such Option would otherwise expire. If the Participant’s Termination of Service is due to a voluntary resignation by the Participant without Good Reason, the Option held by the Participant at the time of such Termination of Service, to the extent vested at such time, may be exercised at any time before the earlier of (i) ninety (90) days following the date of the Participant’s Termination of Service and (ii) the time such Option would otherwise expire. To the extent the Option was not exercisable on the date of the Participant’s Termination of Service, including after giving effect to Section 4, such portion of the Option shall terminate.]

[TIER II: If the Participant’s Termination of Service is by the Company without Cause (other than due to death or Disability) or a voluntary resignation by the Participant for any reason, the Option held by the Participant at the time of such Termination of Service, to the extent vested at such time, may be exercised at any time before the earlier of (i) ninety (90) days following the date of the Participant’s Termination of Service and (ii) the time such Option would otherwise expire. To the extent the Option was not exercisable on the date of the Participant’s Termination of Service, such portion of the Option shall terminate.]

6.    Restrictions on Shares Purchased upon Exercise of Option. To the extent that Option Shares are issued to the Participant which are not registered under the Securities Act of 1933, as amended from time to time, and the rules, regulations and guidance thereunder (including any successor provision thereto) pursuant to an effective registration statement, the stock certificates evidencing such Option Shares may bear such restrictive legend as the Company deems to be required or advisable under applicable law.

7.    Tax Liability; Withholding Requirements.

(a)    The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or exercise of any Option granted hereunder.

(b)    To the extent authorized by the Committee, the Company may withhold any tax (or other governmental obligation) that becomes due with respect to the vesting and exercise of the Option and take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant and, unless otherwise determined by the Committee, to the extent such withholding would not result in liability classification of any portion of the Award pursuant to FASB ASC Subtopic 718-10. The Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which such requirement arises, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of such date that is at least equal to the minimum, and not more than the maximum, amount required to be withheld (including by authorizing the Company to withhold Shares that would otherwise be issuable or deliverable to the Participant as a result of the vesting of the Award), to the extent such withholding would not result in liability classification of any portion of the Award pursuant to FASB ASC Subtopic 718-10. If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company as provided above.

8.    Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any of its Affiliates or (c) any calculation of base pay or regular pay for any purpose.

9.    Whistleblower Protection. The Participant has the right under federal law to certain protections for cooperating with or reporting legal violations to the SEC or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any such governmental entity or self-regulatory organization, and the Participant may do so without notifying the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any such governmental entity or self-regulatory organization.

10.    Restrictive Covenants. If the Participant violates any Restrictive Covenant (as defined below), then the Company shall be entitled, at its election, exercisable by written notice to the Participant, to terminate the unvested portion of the Award and any vested portion of the Award that has not yet been distributed to the Participant pursuant to Section 3(d), which shall then be of no further force and effect. “Restrictive Covenant” shall mean any non-competition, non-solicitation or non-hire covenant or restriction applicable to the Participant contained in any employment or other agreement between the Company or any of its Affiliates and the Participant.

11.    Recoupment/Clawback. This Award (including any amounts or benefits arising from this Award) shall be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement the Company has in place from time to time.

12.    References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

13.    Representations and Covenants of the Participant. The Participant represents, warrants, agrees and covenants to the Company that: (a) the Participant has not been induced to enter into this Agreement by expectation of employment or continued employment with the Company or any of its Affiliates; (b) the receipt of the Awards contemplated by this Agreement under the Plan is voluntary; (c) the Participant will comply with all applicable federal and state laws applicable to (i) this Agreement and the Awards contemplated thereby and (ii) the acquisition and sale of any Shares issued hereunder; and (d) the Participant shall indemnify and hold the Company and all of its Affiliates harmless from and against any loss, cost or expense incurred by the Company or any of its Affiliates in connection with any breach or default by the Participant under such applicable laws.

14.    Miscellaneous.

(a)    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Privia Health Group, Inc.

950 N. Glebe Road, Suite 700

Arlington, VA 22203

Attention: General Counsel

If to the Participant:

At the Participant’s most recent address shown on the records of the Company.

(b)    Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof; provided that the restrictions set forth in this Agreement are in addition to, not in lieu of, any other obligation and/or restriction that the Participant may have with respect to the Company or any of its Affiliates, whether by operation of law, contract, or otherwise, including, without limitation, any non-solicitation obligations contained in an employment agreement, consulting agreement or other similar agreement entered into by and between the Participant and the Company or one of its Affiliates, which shall survive the termination of any such agreements, and be enforceable independently of such other agreements.

(c)    Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

(d)    Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(e)    Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(f)    Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)    Governing Law; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. TO THE EXTENT ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT GOVERNED BY SECTION 14(h), EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH LEGAL PROCEEDING.

(h)    Dispute Resolution. Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be submitted to arbitration in Delaware and shall be conducted in accordance with the rules of, but not necessarily under the auspices of, the American Arbitration Association (“AAA”) rules in force when the notice of arbitration is submitted. The arbitration shall be conducted before an arbitration tribunal comprised of one individual, mutually selected by the Company and the Participant, such selection to be made within 30 calendar days after notice of arbitration has been given. In the event the parties are unable to agree in such time, AAA will provide a list of three available arbitrators and an arbitrator will be selected from such three-member panel provided by AAA by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The Participant and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages.

(i)    Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Award pursuant to this Agreement. The Participant acknowledges receipt of a copy of the Plan and this Agreement and understands that material definitions and provisions concerning the Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Agreement and the Plan.

(j)    Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.

(k)    Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile, electronic (PDF, etc.) and other copies or duplicates of this Agreement are valid and enforceable as originals. Similarly, Agreements signed by hand, electronically (DocuSign or similar service), or, on behalf of the Company, by signature stamp, are valid and enforceable as original signatures.

(l)    Acceptance. By accepting the Award Agreement, the Participant hereby agrees that the electronic acceptance of the Award Agreement constitutes a legally binding acceptance of the Award Agreement, and that the electronic acceptance of the Award Agreement shall have the same force and effect as if the Award Agreement was physically signed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

PRIVIA HEALTH GROUP, INC.

By:
Name:
Title:

AGREED AND ACCEPTED:

PARTICIPANT

By:
Name: